As filed with the Securities and Exchange Commission on May 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. de C.V.

(Exact name of Registrant as specified in its charter)

Central North Airport Group	United Mexican States	Not applicable
(Translation of Registrant’s name into English)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Torre Latitud, L501, Piso 5 Av. Lázaro Cárdenas 2225 Col. Valle Oriente San Pedro Garza García Nuevo León, Mexico +52 81 8625 4300
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

+1 212 894 8940

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jorge U. Juantorena

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

+1 212 225 2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series B shares (without par value, which may be evidenced by American Depositary Shares (“ADSs”))(2)(3)	100,000,000	U.S.$ 3.95	U.S.$ 395,000,000	U.S.$ 53,878

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average high and low prices of the ADSs, as reported on The NASDAQ Stock Market LLC on May 13, 2013.
(2)	Each ADS represents eight Series B shares. ADSs evidenced by American Depositary Receipts issuable on deposit of the Series B shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-185511), effective on December 27, 2012.
(3)	Includes shares to be offered by the selling shareholder named herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2013

PROSPECTUS

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

Up to 100,000,000 Series B Shares directly or

in the form of American Depositary Shares

The selling shareholder named herein may from time to time offer and sell, in one or more offerings, up to 100,000,000 of our Series B shares, without par value (“Series B shares”), directly or in the form of American Depositary Shares (“ADSs”), each representing eight Series B shares. The ADSs are evidenced by American Depositary Receipts (“ADRs”).

This prospectus describes only the general terms that may apply to these securities and the general manner in which they may be offered. When the selling shareholder offers securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

The selling shareholder may offer these securities independently or together for sale through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “About this Prospectus” and “Plan of Distribution” for more information.

Our Series B shares are currently listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores) under the symbol “OMA”. Our ADSs are currently listed on The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “OMAB”. On May 14, 2013, the last reported sale price of our Series B shares on the Mexican Stock Exchange was Ps. 49.33 per share and the last reported sale price of our ADSs on NASDAQ was U.S.$ 32.31 per ADS.

Investing in the securities described herein involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the U.S. Securities and Exchange Commission (the “SEC”). See “Risk Factors” in our most recent annual report on Form 20-F incorporated by reference herein.

Our Series B shares are registered with the Mexican National Securities Registry (Registro Nacional de Valores, or “RNV”) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”). Registration of our Series B shares with the RNV does not imply any certification as to the investment quality of the securities referred to in this prospectus or any accompanying prospectus supplement, our solvency or the accuracy or completeness of the information contained in this prospectus or any accompanying prospectus supplement, nor does such registration validate acts or omissions, if any, undertaken in contravention of applicable law. The information contained in this prospectus is exclusively our responsibility and has not been reviewed or authorized by the CNBV.

Neither the SEC, the CNBV nor any state securities commission has approved or disapproved of the Series B shares or the ADSs or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

The selling shareholder may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer or sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is             , 2013.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we, the selling shareholder nor the underwriter have authorized anyone to provide you with additional information or information different from that contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed with the SEC, and we take no responsibility for any other information that others may give you. The selling shareholder is offering to sell, and seeking offers to buy, Series B shares (directly or in the form of ADSs) only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Series B shares (directly or in the form of ADSs). Our business, operating results and financial condition may have changed since such date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling shareholder named herein may from time to time offer Series B shares, directly or in the form of ADSs, each representing eight Series B shares, evidenced by ADRs.

As used in this prospectus, “Grupo Aeroportuario del Centro Norte,” “GACN,” “we,” “our,” “us” and the “company” refer to Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., and its consolidated subsidiaries, “selling shareholder” refers to the selling shareholder identified under “Selling Shareholder,” “securities” refers to the Series B shares and ADSs, collectively, registered hereby, and “registration statement” refers to the SEC registration statement of which this prospectus is a part, unless the context otherwise requires or unless otherwise specified.

References in this prospectus to “U.S.$” and “dollars” are to U.S. dollars, and, unless otherwise indicated, references to “Ps.” and “pesos” are to Mexican pesos. Unless otherwise indicated, U.S. dollar amounts have been translated from Mexican pesos at an exchange rate of Ps. 12.86 to U.S.$ 1.00, the interbank selling rate as reported by Banco Nacional de México, S.A., on December 31, 2012.

This prospectus provides only a general description of the securities that the selling shareholder may offer. Each time the selling shareholder offers securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add to, update or change other information contained in this prospectus by means of an accompanying prospectus supplement or by incorporating by reference information we file with the SEC. Any such prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any accompanying prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have not taken any action to permit the possession or distribution of this prospectus or any accompanying prospectus supplement outside the United States. Persons outside the United States who come into possession of this prospectus and any accompanying prospectus supplement must inform themselves about and observe restrictions relating to the offering of the securities described herein and the distribution of this prospectus or any accompanying prospectus supplement outside of the United States. See “Plan of Distribution.”

ENFORCEABILITY OF CIVIL LIABILITIES

GACN is a publicly-traded variable-capital corporation (sociedad anónima bursátil de capital variable) incorporated under the laws of the United Mexican States (“Mexico”), with our principal place of business located in Nuevo León, Mexico, and our corporate domicile (domicilio social) in Mexico City, Mexico. In addition, all of our directors and officers, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States (principally Mexico). As a result, it may not be possible for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal or state securities laws. We have been advised by Ritch Mueller, S.C., our special Mexican counsel, that no bilateral treaty is currently in effect between the United States and Mexico for the reciprocal enforcement of judgments issued in the other country. In the past, Mexican courts have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, consisting of review in Mexico of the United States judgment, in order to ascertain, among other matters, whether Mexican legal principles of due process and public policy (orden público) have been complied with, without reviewing the merits of the subject matter of the case. Additionally, based on the opinion of Ritch Mueller, S.C., there is doubt as to the enforceability in original actions in Mexican courts or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

We have expressly submitted to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan in the City and State of New York for the purpose of any suit, action or proceeding arising out of the potential offerings contemplated by this prospectus and any accompanying prospectus supplement, and we have appointed CT Corporation System to accept service of process in any such action.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement, including exhibits, that we have filed with the SEC on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement, including its exhibits and schedules. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement, and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by reference to the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Some of such information, including our annual report on Form 20-F for the year ended December 31, 2012, is incorporated by reference herein, as described under “Incorporation of Certain Documents by Reference.” You may read and copy any materials filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at +1 800 SEC 0330 or +1 202 551 8090. In addition, the SEC maintains a website at www.sec.gov, from which you can electronically access the registration statement, its materials and any other of our filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with, or furnish to, it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus (including any supplement thereto), and certain later information that we file with, or furnish to, the SEC will automatically update and supersede earlier information filed with, or furnished to, the SEC or included in this prospectus. We incorporate by reference into this prospectus the following documents:

•	our report on Form 6-K, furnished to the SEC on May 13, 2013 (SEC File No. 1-33168);

•	our annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 29, 2013 (SEC File No. 1-33168);

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the description of Series B shares and ADSs contained in Form 8-A, filed with the SEC on November 22, 2006 (SEC File No. 1-138710), and any amendment or report filed for the purpose of updating such descriptions;

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any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination or completion of the offering of the securities offered by this prospectus (including any supplement thereto); and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost. Such requests may be made by writing to us at Torre Latitud, L501, Piso 5, Av. Lázaro Cárdenas 2225, Col. Valle Oriente, San Pedro Garza García, Nuevo León, Mexico, or by telephoning us at +52 81 8625 4300.

RISK FACTORS

We have set forth risk factors in our most recent annual report on Form 20-F incorporated herein by reference. We may include further risk factors in an accompanying prospectus supplement or in subsequent reports on Form 6-K incorporated herein by reference. You should carefully consider all these risk factors in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus before making an investment decision regarding the Series B shares and ADSs.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, or any document incorporated by reference herein contains or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, as amended. Any forward-looking statements contained in this prospectus and the documents incorporated by reference herein are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, any of our shareholders, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors” in our most recent annual report on Form 20-F, which may cause our actual results, performance or achievements to differ materially from the forward-looking statements that we make. We caution that you should not place undue reliance on any of our forward-looking statements, including those in our periodic reports to the SEC on Forms 20-F and 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Forward-looking statements typically are identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “project,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Examples of such forward-looking statements include:

•	projections of operating revenues, net income (loss), net income (loss) per share, capital expenditures, dividends, cash flow, capital structure or other financial items or ratios;

•	statements of our plans, objectives, expectations or goals, including those related to anticipated trends, the performance of a particular project, competition and regulation;

•	statements about our future economic performance or that of Mexico; and

•	statements of assumptions underlying such statements.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and the documents incorporated by reference herein. The forward-looking statements in this prospectus represent our expectations and forecasts as of the date of this prospectus. Information regarding important factors that could cause actual events to differ, perhaps materially, from our forward-looking statements is contained under “Risk Factors” and “Forward-Looking Statements” in our most recent annual report on Form 20-F, which is incorporated in this prospectus and any accompanying prospectus supplement by reference, and may also be contained in more recent reports on Form 6-K incorporated in this prospectus and any accompanying prospectus supplement by reference. See “Where You Can Find More Information” for information about how to obtain copies of these documents.

Inherent risks include, but are not limited to, the following factors:

•	developments in the political, economic and social conditions in Mexico or elsewhere;

•	our ability to maintain and upgrade our airport concessions;

•	limitations on our ability to obtain financing on competitive terms;

•	performance of the financial markets and our ability to finance our growth, as well as our ability to refinance certain of our indebtedness on or before maturity;

•	changes in applicable laws and the rules and regulations thereunder;

•	our ability to successfully implement our corporate and growth strategies;

•

increased competition, including from (i) new entrants obtaining concessions from the federal government to operate new airports and (ii) historically non-commercial airports obtaining approval from the federal government to have their concessions amended to allow them to engage in commercial aviation operations;

•	natural disasters and other catastrophic events, including criminal and terrorist attacks and health epidemics, impacting the international air travel industry;

•	changes in the maximum authorized rates we may charge airlines and passengers;

•	changes in interest rates, exchange rates and inflation;

•	new laws or changes in accounting principles, government intervention in our industry, the fiscal measures and monetary policies of Mexico;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•	other risk factors referred to under “Risk Factors.”

We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or developments or otherwise, after the date of this prospectus.

OUR COMPANY

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., holds concessions to operate, manage and develop 13 international airports in Mexico’s north and central regions. We were incorporated in 1998 as part of the Mexican government’s program for the opening of Mexico’s airports to private investment. Our airports serve one of Mexico’s major metropolitan areas (Monterrey), three tourist destinations (Acapulco, Mazatlán and Zihuatanejo), seven regional centers (Chihuahua, Culiacán, Durango, San Luis Potosí, Tampico, Torreón and Zacatecas) and two border cities (Ciudad Juárez and Reynosa). Each of our concessions to operate an airport has a term of 50 years beginning on November 1, 1998. The term of each of our concessions may be extended by the Mexican Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes) under certain circumstances for up to 50 additional years, for which we would need to make a timely filing. The terms of our concessions also include the right to occupy, use and improve the land appurtenant to our airports, which we do not own and which will revert to the Mexican government upon the termination of our concessions. As operator of the 13 airports under our concessions, we charge fees to airlines, passengers and other users for the use of the airports’ facilities. We also derive rental and other income from commercial activities conducted at our airports, such as the leasing of space to restaurants and retailers.

We have a joint investment with a Mexican subsidiary of international hotel operator NH Hoteles, S.A., to develop and operate a hotel and commercial space inside Terminal 2 of Mexico City International Airport under a lease agreement with Mexico City International Airport that expires in 2029.

In 2012, we recorded revenues of Ps. 3,141.3 million (U.S.$ 244.3 million) and consolidated comprehensive income of Ps. 819.1 million (U.S.$ 63.7 million). In 2012, the sum of our aeronautical and non-aeronautical revenues was Ps. 2,819.6 million (U.S.$ 219.3 million). In 2012, our airports handled approximately 12.6 million terminal passengers, an increase of 7.0% with respect to the 11.8 million terminal passengers handled in 2011.

Our principal executive offices are located at Torre Latitud, L501, Piso 5, Av. Lázaro Cárdenas 2225, Col. Valle Oriente, San Pedro Garza García, Nuevo León, Mexico, and our telephone number is +52 81 8625 4300.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Series B shares or ADSs by the selling shareholder.

SELLING SHAREHOLDER

The following table sets forth information with respect to the beneficial ownership of the securities held as of May 15, 2013 by the selling shareholder, the number of Series B shares being registered hereby and information with respect to Series B shares to be beneficially owned by the selling shareholder assuming all the Series B shares registered hereunder are sold. Percentage of beneficial ownership is based on a total of 400,000,000 ordinary nominal Class I shares authorized as of May 15, 2013, without par value, which are fully subscribed and paid, of which 341,200,000 are Series B shares and 58,800,000 are Series BB shares.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table, we believe that the shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder.

The selling shareholder may from time to time offer and sell our Series B shares, directly or in the form of ADSs, for resale pursuant to this prospectus and the applicable prospectus supplement. However, the selling shareholder is under no obligation to sell any of the Series B shares or ADSs offered pursuant to this prospectus.

Name and Address of the Selling Shareholder	Series B Shares Beneficially Owned as of May 15, 2013		Series B Shares Being Registered for Resale
	Number	% of Authorized Capital Stock	Number
Aeroinvest, S.A. de C.V. (“Aeroinvest”)(1)	167,702,700	41.9%	100,000,000
Blvd. Manuel Ávila Camacho 36, Piso 15 Col. Lomas de Chapultepec Del. Miguel Hidalgo 11000 Mexico City, Mexico

(1)	In addition to the Series B shares it directly owns, Aeroinvest may be deemed to beneficially own all of the 8,000,000 Series B shares and 58,800,000 Series BB shares owned by Servicios de Tecnología Aeroportuaria, S.A. de C.V. (“SETA”), as of May 15, 2013 by virtue of Aeroinvest’s ownership of 74.5% of SETA’s outstanding capital stock. Aeroinvest is an indirect wholly owned subsidiary of Empresas ICA, S.A.B. de C.V. (“Empresas ICA”).

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock is a summary of the material terms of our bylaws and applicable Mexican law in effect as of the date of this prospectus regarding our capital stock and the holders thereof. It does not, however, describe every aspect of our capital stock, our bylaws or Mexican law and may not contain all of the information that is important to you. References to provisions of our bylaws are qualified in their entirety by reference to the full bylaws in Spanish, an English translation of which has been filed as an exhibit to our annual report on Form 20-F incorporated by reference to this prospectus.

Purposes

The purposes of the company include the following:

•

to acquire shares of or interests or participations in privately or state-owned companies engaged in the management, operation (including the provision of aeronautical, complementary, commercial and construction services) and/or development of civilian airports pursuant to the Mexican Airport Law (Ley de Aeropuertos) and its regulations and to participate in the capital stock of companies engaged in the provision of all types of services;

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to receive from any other Mexican or foreign entity, company or individual, and to provide to any company in which it may hold any interest or participation or to any other entity, company or individual, any services required to achieve its or their purposes;

•	to apply for and obtain, by any means, directly or through its subsidiaries, concessions and permits to manage, operate, build and/or develop airports;

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to obtain, acquire, use, transfer and grant or secure licenses in respect of all types of patents, invention certificates, registered trademarks, trade names, copyrights or any rights associated therewith, whether in Mexico or abroad;

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to obtain all types of secured and unsecured loans or credit facilities and to grant loans to any association, company, entity or individual in which it holds more than 50% of the capital stock with voting rights or which is otherwise under its control; and

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to provide all types of collateral and guaranties in respect of any credit instrument issued or obligation assumed thereby or by any entity in which it holds more than 50% of the shares of stock with voting rights or which is otherwise under its control.

Our Capital Stock

Pursuant to our bylaws, our capital stock has a variable portion. As of the date hereof, the company has a fixed minimum capital stock, without withdrawal rights, of Ps. 2,708,446,826.75 represented by 400,000,000 ordinary nominal Class I shares, without par value, which are fully subscribed and paid, of which 341,200,000 are Series B shares and 58,800,000 are Series BB shares.

Our bylaws provide for the issuance of the following shares, which have the characteristics described below:

•	Series B. Series B shares currently represent 85.3% of our capital. Series B shares may be held by any Mexican or foreign natural person, company or entity.

•

Series BB. Series BB shares currently represent 14.7% of our capital. Series BB shares, which are issued pursuant to Article 112 of the Mexican General Law of Business Corporations (Ley General de Sociedades Mercantiles), may be held by any Mexican or foreign natural person, company or entity.

Under the Mexican Airport Law and the Mexican Foreign Investments Law (Ley de Inversión Extranjera), foreign persons may not, directly or indirectly, own more than 49% of the capital stock of a holder of an airport concession unless an authorization from the Mexican Commission of Foreign Investments (Comisión Nacional de Inversiones Extranjeras) is obtained.

Directors

Election of Directors

The Board of Directors is responsible for the oversight of our business. Pursuant to our bylaws, the Board of Directors must consist of an odd number of directors determined at an ordinary general meeting of shareholders and is required to have at least 11 members. Our Board of Directors currently consists of 11 directors and 1 alternate director, each of whom is elected at the annual shareholders’ meeting. Under the Mexican Securities Law (Ley del Mercado de Valores) and our bylaws, at least 25% of our directors must be independent. Under Mexican law, the determination as to the independence of our directors made by our shareholders’ meeting may be contested by the CNBV.

At each shareholders’ meeting for the election of directors (i) each person (or group of persons acting together) holding 10% of our capital stock in the form of Series B shares is entitled to designate one director, (ii) the holders of Series BB shares are entitled to elect three directors and their alternates pursuant to our bylaws, the participation agreement setting forth the rights and obligations of each of the parties involved in our privatization (the “Participation Agreement”) and the technical assistance agreement entered into with SETA (one of our major shareholders), providing for management and consulting services (the “Technical Assistance Agreement”), and (iii) the remaining members of the Board of Directors are to be elected by the holders of our capital stock (both the Series BB shares and the Series B shares, including those Series B holders that were entitled to elect a director by virtue of their owning 10% of our capital stock). The candidates to be considered for election as directors by the shareholders will be proposed to the shareholders’ meeting by the Board. Any slate of candidates proposed by the Board shall include independent directors to the extent required by the Mexican Securities Law and other applicable law.

Under the Participation Agreement, Nacional Financiera, S.N.C. (“NAFIN”), as trustee of the Ministry of Communications and Transportation, Bancomext, Constructoras ICA, S.A. de C.V. (a subsidiary of our affiliate Empresas ICA), and SETA agreed that three of our directors are to be elected by SETA, as holder of the Series BB shares, and three are to be elected by Constructoras ICA, S.A. de C.V. Five of our directors are independent.

Authority of the Board of Directors

The Board of Directors has broad authority to manage the company. Pursuant to the Mexican Securities Law, the Board of Directors is required to approve, among other matters:

•	our general strategy;

•	the business plan and the investment budget on an annual basis;

•	capital investments not considered in the approved annual budget for each fiscal year;

•	the proposal to increase our capital or that of our subsidiaries;

•	our five-year master development program and any amendments thereto for each of our airports to be submitted to the Ministry of Communications and Transportation;

•	the voting of the shares we hold in our subsidiaries;

•	our management structure and any amendments thereto;

•	the election of our chief executive officer from the candidates proposed by the Series BB directors and the approval of his or her compensation or his or her removal for cause;

•	any transfer by us of shares in our subsidiaries;

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subject to the recommendation of the Corporate Practices, Finance, Planning and Sustainability Committee, among other matters, (i) the guidelines for the use of the assets of our subsidiaries, (ii) any transaction with related parties, subject to certain limited exceptions, (iii) the authorization for any member of our Board of Directors, principal officers or other relevant persons to take advantage of business opportunities for his own benefit or for the benefit of third parties that originally corresponded to us or the companies under our control or in which we have a significant influence and that exceed the limits set forth under item (vii) of the next paragraph and (iv) the establishment of guidelines for the appointment and compensation of executive officers, which must be consistent with the guidelines established in the Technical Assistance Agreement;

•

subject to the recommendation of the Audit Committee, among other matters, (i) our financial statements and those of our subsidiaries, (ii) subject to certain limited exceptions, the acquisition and sale of our own stock, (iii) guidelines for the granting of loans or any type of credits or guarantees to any related party, (iv) guidelines regarding our internal controls, internal audits and those of our subsidiaries, (v) our accounting policies, including adjustments to our accounting principles to conform to or recognize those issued by the Commission, (vi) the hiring and termination of our external auditors and (vii) unusual or non-recurrent transactions and any transactions or series of related transactions during any calendar year that involve (a) the acquisition or sale of assets with a value equal to or exceeding 5% of our consolidated assets or U.S.$ 20.0 million, or (b) the giving of collateral or guarantees or the assumption of liabilities equal to or exceeding 5% of our consolidated assets, U.S.$ 40.0 million or in excess of the debt level set forth in the annual business plan, which must not exceed a 50% debt-to-capital ratio;

•	the creation of, and assignment of responsibilities to, new committees or changing the responsibilities assigned to existing committees;

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the appointment of members of the Corporate Practices, Finance, Planning and Sustainability Committee in which at least one of its members shall be appointed from those proposed by the members of the Board of Directors appointed by the holders of Series BB shares;

•	proposals to the shareholders’ meetings regarding (i) our dividend policy and (ii) the use of our retained earnings;

•	subject to certain conditions, the appointment of provisional members of the Board of Directors, without the need for a shareholders’ meeting for such provisional appointment;

•

the presentation at a general ordinary shareholders’ meeting of any of the following agenda items: (i) the annual reports of the Audit Committee and the Corporate Practices, Finance, Planning and Sustainability Committee, (ii) the annual report given by the chief executive officer, the opinion of the external auditor and the opinion of the Board of Directors on the content of such report, (iii) the report containing the main accounting and information guidelines used for the preparation of our financial information and (iv) the report on the operations and activities in which the Board of Directors had intervened pursuant to the Mexican Securities Law;

•	the appointment, removal, duties and responsibilities of our internal auditor;

•

policies with regard to the disclosure of information to our shareholders, the market and to other members of the Board of Directors and relevant officers as well as decisions with regards to specific information to be released;

•	actions to be taken in order to rectify any known irregularity and to implement any corrective measures;

•	the terms and conditions subject to which the chief executive officer shall exercise his power and duties; and

•	resolutions instructing our chief executive officer to disclose material information to the general public.

Under our bylaws, resolutions at meetings of the Board of Directors with respect to any of the items listed above will be valid only if approved by the members of the Board of Directors elected by the holders of the Series BB shares.

Powers of Series BB Directors

The Series BB directors are entitled to: (i) nominate the candidates for chief executive officer to our Board of Directors, (ii) move for the removal of our chief executive officer, (iii) appoint and remove half of our executive officers in accordance with the guidelines established in the Technical Assistance Agreement and the guidelines approved by our Board of Directors and (iv) appoint at least one member to each of our committees.

In addition, any matter requiring approval of the Board of Directors under our bylaws, as indicated above, will require the approval of a majority of the directors appointed by the Series BB shareholders for so long as the Series BB shares represent at least 7.65% of our capital stock.

Voting Rights and Shareholders’ Meetings

Each Series B share and Series BB share entitles the holder to one vote at any general meeting of our shareholders. Holders of Series BB shares are entitled to elect three members of our Board of Directors.

Under Mexican law and our bylaws, we may hold three types of shareholders’ meetings: ordinary, extraordinary and special. Ordinary shareholders’ meetings are those called to discuss any issue not reserved for extraordinary shareholders’ meetings. An annual ordinary shareholders’ meeting must be convened and held within the first four months following the end of each fiscal year to discuss, among other things, the report prepared by the Board on our financial statements, the appointment of members of the Board, declaration of dividends and the determination of compensation for members of the Board. Under the Mexican Securities Law, our ordinary shareholders’ meeting, in addition to those matters described above, must approve any transaction representing 20% or more of our consolidated assets, executed in a single or a series of transactions, during any fiscal year.

Extraordinary shareholders’ meetings are those called to consider any of the following matters:

•	extension of a company’s duration or voluntary dissolution;

•	an increase or decrease in a company’s minimum fixed capital;

•	change in corporate purpose or nationality;

•	any transformation, merger or spin-off involving the company;

•	any stock redemption or issuance of preferred stock or bonds;

•	the cancellation of the listing of our shares with the RNV or on any stock exchange;

•	amendments to a company’s bylaws; and

•	any other matters for which applicable Mexican law or the bylaws specifically require a general extraordinary shareholders’ meeting.

Special shareholders’ meetings are those called and held by shareholders of the same series or class to consider any matter particularly affecting the relevant series or class of shares.

Shareholders’ meetings are required to be held in our corporate domicile, which is Mexico City. Calls for shareholders’ meetings must be made by the Chairman, the Secretary, two members of the Board of Directors, the Audit Committee and the Corporate Practices, Finance, Planning and Sustainability Committee. Any shareholder or group of shareholders representing at least 10% of our capital stock has the right to request that the president of the Board of Directors, the Audit Committee or the Corporate Practices, Finance, Planning and Sustainability Committee calls a shareholders’ meeting to discuss the matters indicated in the relevant request. If the president of the Board of Directors, the Audit Committee or the Corporate Practices, Finance, Planning and Sustainability Committee fails to call a meeting within 15 calendar days following receipt of the request, the shareholder or group of shareholders representing at least 10% of our capital stock may request that the call be made by a competent court.

Calls for shareholders’ meetings must be published in the Mexican Official Gazette of the Federation (Diario Oficial de la Federación) or in one newspaper of general circulation in Mexico City at least 15 calendar days prior to the date of the meeting. Each call must set forth the place, date and time of the meeting and the matters to be addressed. Calls must be signed by whoever makes them, provided that calls made by the Board of Directors, the Audit Committee or the Corporate Practices, Finance, Planning and Sustainability Committee must be signed by the Chairman, the Secretary or a special delegate appointed by the Board of Directors, the Audit Committee or the Corporate Practices, Finance, Planning and Sustainability Committee for that purpose. Shareholders’ meetings will be validly held and convened without the need of a prior call or publication whenever all the shares representing our capital are duly represented.

To be admitted to any shareholders’ meeting, shareholders must: (i) be registered in our share registry; and (ii) at least 24 hours prior to the commencement of the meeting submit (a) an admission ticket issued by us for that purpose and (b) a certificate of deposit of the relevant stock certificates issued by the Secretary or by a securities deposit institution, a Mexican or foreign bank or securities dealer in accordance with the Mexican Securities Law. The share registry will be closed three days prior to the date of the meeting. Shareholders may be represented at any shareholders’ meeting by one or more attorneys-in-fact who may not be our directors. Representation at shareholders’ meetings may be substantiated pursuant to general or special powers of attorney or by a proxy executed before two witnesses. Ownership of shares may be evidenced by a certificate issued by a securities depositary (or S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”)) coupled with a certificate issued by any institution with an account at Indeval. See “—Registration and Transfer.”

At or prior to the time of the publication of any call for a shareholders’ meeting, we will provide copies of the publication to the depositary for distribution to the holders of ADSs. Holders of ADSs are entitled to instruct the depositary as to the exercise of voting rights pertaining to the Series B shares.

Quorum

Ordinary meetings are regarded as legally convened pursuant to a first call when more than 50% of the shares representing our capital are present or duly represented. Resolutions at ordinary meetings of shareholders are valid when approved by a majority of the shares present at the meeting. Any number of shares represented at an ordinary meeting of shareholders convened pursuant to a second or subsequent call constitutes a quorum. Resolutions at ordinary meetings of shareholders convened in this manner are valid when approved by a majority of the shares present at the meeting.

Extraordinary shareholders’ meetings are regarded as legally convened pursuant to a first call when at least 75% of the shares representing our capital are present or duly represented and no minimum number of shares is required for a quorum at a second call for an extraordinary shareholders’ meeting. Resolutions at extraordinary meetings of shareholders are valid if taken by the favorable vote of shares representing more than 50% of our capital.

Notwithstanding the foregoing, resolutions at extraordinary meetings of shareholders called to discuss any of the items listed below are valid only if approved by a vote of shares representing at least 75% of our capital:

•	any amendment to our bylaws that: (i) changes or deletes the authorities of our committees or (ii) eliminates or modifies any minority rights;

•	any actions resulting in the cancellation of the concessions granted to us or our subsidiaries by the Mexican government or any assignment of rights arising therefrom;

•	termination of the Participation Agreement that was entered into by SETA and the Mexican government in connection with the Mexican government’s sale of the Series BB shares to SETA;

•	a merger with an entity that conducts business that is not related to the business of us or our subsidiaries; and

•	a spin-off, dissolution or liquidation.

Our bylaws also establish that a delisting of our shares requires the vote of holders of 95% of our capital stock.

Veto Rights of Holders of Series BB Shares

So long as the Series BB shares represent at least 7.65% of our capital stock, resolutions adopted at shareholders’ meetings with respect to any of the items listed below will only be valid if approved by a vote of at least 95% of our capital stock or a majority of the Series BB shares:

•	approval of our financial statements and those of our subsidiaries;

•	anticipated liquidation or dissolution;

•	capital increases or decreases of us or of our subsidiaries;

•	declaration and payment of dividends;

•	amendment to our bylaws;

•	mergers, spin-offs, reclassifications, consolidations or share splits;

•	grant or amendment of special rights of any series of shares of our capital stock;

•

any decision amending or nullifying a resolution validly taken by the Board of Directors with respect to decisions of the Board of Directors that require the affirmative vote of the directors elected by the holders of our Series BB shares; and

•	any shareholder resolution with respect to a matter requiring the affirmative vote of the directors appointed by the holders of our Series BB shares.

Right of Withdrawal

Any shareholder having voted against a resolution validly adopted at a meeting of our shareholders with respect to (i) a change in our corporate purpose or nationality, (ii) a change of corporate form, (iii) a merger involving us in which we are not the surviving entity or the dilution of its capital stock by more than 10% or (iv) a spin-off, may request redemption of its shares, provided that the relevant request is filed with us within 15 days following the holding of the relevant shareholders’ meeting. The redemption of the shareholders’ shares will be effected at the lower of (a) 95% of the average trading price determined based on the average of the prices of our shares on the 30 days on which the shares may have been quoted prior to the date of the meeting or (b) the book value of the shares in accordance with the most recent audited financial statements approved by our shareholders’ meeting.

Dividends and Distributions

At our annual ordinary general shareholders’ meeting, the Board of Directors will submit to the shareholders for their approval our financial statements for the preceding fiscal year as presented by our Chief Executive Officer. Five percent of our net income (after profit sharing and other deductions required by Mexican law) must be allocated to a legal reserve fund until the legal reserve fund reaches an amount equal to at least 20% of our capital stock (without adjustment for inflation). Additional amounts may be allocated to other reserve funds as the shareholders may from time to time determine including a reserve to repurchase shares. The remaining balance, if any, of net earnings may be distributed as dividends on the shares of common stock. A full discussion of our dividend policy may be found in “Item 8. Financial Information—Dividends” in our most recent on annual report on Form 20-F, which is incorporated in this prospectus and any accompanying prospectus supplement by reference.

Registration and Transfer

Our shares are registered with the RNV, as required under the Mexican Securities Law and regulations issued by the CNBV. Our shares are evidenced by share certificates in registered form, and registered dividend coupons may be attached thereto. Our shareholders may either hold their shares directly, in the form of physical certificates, or indirectly, in book-entry form through institutions that have accounts with Indeval. Indeval is the holder of record in respect of all such shares held in book-entry form. Indeval will issue certificates on behalf of our shareholders upon request. Accounts may be maintained at Indeval by the following participants: brokers, banks, other financial entities or other entities approved by the CNBV. We maintain a stock registry and only those persons listed in such stock registry, and those holding certificates issued by Indeval or any related Indeval participants indicating ownership, will be recognized as our shareholders. The transfer of shares must be registered in our stock registry. In the case of an international offering, JPMorgan Chase Bank, N.A. (the “depositary”), will appear in such stock registry as the registered holder of the common shares represented by the ADSs.

Series BB shares may only be transferred after conversion into Series B shares and are subject to the following rules:

•

SETA was required to retain at least 51% of its Series BB shares until June 14, 2007. Since June 14, 2007, SETA is free to sell in any year up to one eighth of such 51% interest in Series BB shares. To date, SETA has not elected to transfer any such shares.

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If SETA owns Series BB shares that represent less than 7.65% of our capital stock after June 14, 2015, those remaining Series BB shares will be automatically converted into freely transferable Series B shares.

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If SETA owns Series BB shares representing at least 7.65% of our capital stock after June 14, 2015, those Series BB shares may be converted into Series B shares, provided the holders of at least 51% of Series B shares (other than shares held by SETA and any of its “related persons”) approve such conversion.

For purposes of our bylaws, a “related person” means, with respect to any person:

•	any corporation or person, directly or indirectly, controlling, controlled by or under common control with such person;

•	any corporation or person having the capacity to determine the business guidelines and policies of such person;

•	in the case of an individual, an individual having a blood or civil kinship in a direct line (ascending or descending) within and including the fourth degree with such person;

•	SETA; or

•	with respect to SETA, its shareholders, persons related to it or any party to the operating agreement pursuant to which SETA fulfills its obligations under the Technical Assistance Agreement.

For purposes of our bylaws, “control” of a person, with respect to any person, is defined as:

•	the ownership, directly or indirectly of 20% or more of the capital stock with voting rights of such person;

•	the contractual right to elect the majority of the members of the Board of Directors of the person;

•	the ability to veto resolutions that could otherwise be adopted by the majority of the person’s shareholders; or

•	existence of commercial relations representing the purchase of more than 15% of the total annual sales of such person.

Shareholder Ownership Restrictions and Anti-Takeover Protection

Under the Mexican Airport Law:

•	no more than 5% of our outstanding capital stock may be owned by air carriers; and

•	foreign governments acting in a sovereign capacity may not directly or indirectly own any portion of our capital stock.

The foregoing ownership restrictions do not apply to:

•	the Mexican government;

•	NAFIN, in its capacity as trustee of the Ministry of Communications and Transportation;

•	institutions that act as depositaries for securities; and

•

financial and other authorized institutions that hold securities for the account of beneficial owners (including the depositary), provided that such beneficial owners are not exempt from the ownership restrictions.

Air carriers and their subsidiaries and affiliates are not permitted, directly or indirectly, to “control” us or any of our subsidiary concession holders.

Under the Mexican Airport Law, any acquisition of control requires the prior consent of the Ministry of Communications and Transportation.

For purposes of these provisions, “related person” and “control” are defined above under “Registration and Transfer.”

The Mexican Securities Law contains provisions relating to public tender offers and certain other share acquisitions. Any intended acquisition of our shares that results in the acquirer obtaining control of our voting shares (our Series B shares and Series BB shares considered together) requires the acquirer, with the prior approval of the CNBV, to make a mandatory public tender offer for the greater of (i) the percentage of the capital stock intended to be acquired or (ii) 10% of our capital stock. Any intended acquisition of our shares that is aimed at obtaining control requires the potential acquirer to make a mandatory tender offer for 100% of our outstanding capital stock (in addition to the approval of the Ministry of Communications and Transportation). The tender offer must be made at the same price to all shareholders and classes of shares. Our Board of Directors must issue its opinion of any tender offer resulting in a change of control, which opinion must take into account minority shareholder rights and which may be accompanied by an independent fairness opinion. Directors and principal officers are required to disclose whether they will participate in the tender.

Under the Mexican Securities Law, all tender offers must be open for at least 20 business days, and purchases thereunder are required to be made pro rata to all tendering shareholders. The Mexican Securities Law only permits the payment of certain amounts to controlling shareholders over and above the offering price if these amounts are fully disclosed, approved by the Board of Directors and paid solely in connection with non-compete or similar obligations.

Certain Minority Protections

Pursuant to the Mexican Securities Law and the Mexican General Law of Business Corporations, there are several protections afforded to minority shareholders. These protections include provisions that permit:

•	holders of at least 10% of our outstanding capital stock:

–	to vote (including in a limited or restricted manner) to request a call for a shareholders’ meeting;

–	to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed; and

–	to appoint one member of our Board of Directors and one alternate member of our Board of Directors.

•

holders of 20% of our outstanding capital stock to oppose any resolution adopted at a shareholders’ meeting and file a petition for a court order to suspend the resolution temporarily, within 15 days following the adjournment of the meeting at which the action was taken, provided that (i) the challenged resolution violates Mexican law or our bylaws, (ii) the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution, and (iii) the opposing shareholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution, in the event that the court ultimately rules against the opposing shareholders; and

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holders of 5% of our outstanding capital stock may initiate a shareholder derivative suit against some or all of our directors, for our benefit, for violations of their duty of care or duty of loyalty, in an amount equal to the damages or losses caused to us. Actions initiated on these grounds have a five year statute of limitations.

Changes in Capital Stock

Increases and reductions of our capital must be approved at an extraordinary shareholders’ meeting, subject to the provisions of our bylaws and the Mexican General Law of Business Corporations.

Subject to the individual ownership limitations set forth in our bylaws, in the event of an increase of our capital stock, other than (i) for purposes of conducting a public offering of the shares issued as a result of such increase, (ii) in connection with mergers, (iii) with respect to the resale of repurchased shares or (iv) in connection with the conversion of convertible securities, our shareholders will have a preemptive right to subscribe and pay for new stock issued as a result of such increase in proportion to their shareholder interest at that time. Such preemptive right shall be exercised by any method provided in Section 132 of the Mexican General Law of Business Corporations, by subscription and payment of the relevant stock within 15 business days after the date of publication of the corresponding notice to our shareholders in the Official Gazette of the Federation and in one of the newspapers of greater circulation in Mexico, provided that if at the corresponding meeting all of our shares are duly represented, the 15-business day period shall commence on the date of the meeting.

Our capital stock may be reduced by resolution of a shareholders’ meeting taken pursuant to the rules applicable to capital increases. Our capital stock may also be reduced upon withdrawal of a shareholder as provided in Section 206 of the Mexican General Law of Business Corporations (see “—Voting Rights and Shareholders’ Meetings—Right of Withdrawal”) or by repurchase of our own stock in accordance with the Mexican Securities Law (see “—Share Repurchases”).

Share Repurchases

We may choose to acquire our own shares through the Mexican Stock Exchange and NASDAQ on the following terms and conditions:

•	the acquisition must be carried out through the Mexican Stock Exchange;

•	the acquisition must be carried out at market price, unless a public offer or auction has been authorized by the CNBV;

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the acquisition must be carried out against our paid in capital, and shares acquired will be held as treasury stock without any requirement to adopt a reduction in capital stock or reduce our capital stock, in which case, such shares will be cancelled;

•	the annual ordinary shareholders meeting shall determine the maximum amount of funds to be used in the fiscal year for the repurchase of shares;

•	we may not be delinquent on payments due on any outstanding debt issued by us that is registered with the RNV; and

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any acquisition of shares must be in conformity with the requirements of Article 54 of the Mexican Securities Law, and we must maintain a sufficient number of outstanding shares to meet the minimum trading volumes required by the stock markets on which our shares are listed.

Ownership of Capital Stock by Subsidiaries

Our subsidiaries may not, directly or indirectly, invest in our shares, except for shares of our capital stock acquired as part of an employee stock option plan and in conformity with the Mexican Securities Law.

Repurchase Obligation

Pursuant to the Mexican Securities Law, in the event that we decide to cancel the registration of our shares in the RNV and the listing of our shares on the Mexican Stock Exchange, or if the CNBV orders such cancellation, we will be required to conduct a tender offer for the purchase of stock held by minority shareholders and to create a trust for a period of six months, with amounts sufficient to purchase all shares not participating in the tender offer. Under the law, our controlling shareholders will be secondarily liable for these obligations. The price at which the stock must be purchased shall be the higher of (i) the average of the trading price on the Mexican Stock Exchange during the last 30 days on which the shares were quoted prior to the date on which the tender offer is made or (ii) the book value of such shares as determined pursuant to our latest quarterly financial information filed with the CNBV and the Mexican Stock Exchange. If the tender for cancellation is requested by the CNBV, it must be initiated within 180 days from the date of the request. If requested by us, under the new Mexican Securities Law, the cancellation must be approved by 95% of our shareholders.

Liquidation

Upon our dissolution, one or more liquidators must be appointed at an extraordinary shareholders’ meeting to wind up our affairs. All fully paid and outstanding shares will be entitled to participate equally in any distribution upon liquidation. Partially paid shares participate in any distribution in the same proportion that such shares have been paid at the time of the distribution.

Other Provisions

Liabilities of the Members of the Board of Directors

The Mexican Securities Law imposes a duty of care and a duty of loyalty on directors. The duty of care requires our directors to act in good faith and in the best interests of the company. For such purpose, our directors are required to obtain the necessary information from the chief executive officer, the executive officers, the external auditors or any other person in order to act in our best interests. Our directors are liable for damages and losses caused to us and our subsidiaries as a result of violations of this duty of care.

The duty of loyalty requires our directors to preserve confidential information received in connection with the performance of their duties and to abstain from discussing or voting on matters in which they have a conflict of interest. In addition, the duty of loyalty is violated if a shareholder or group of shareholders is knowingly favored or if, without the express approval of the Board of Directors, a director takes advantage of a corporate opportunity. The duty of loyalty is also violated by (i) failing to disclose to the Audit Committee or the external auditors any irregularities that the director encounters in the performance of his or her duties or (ii) disclosing information that is false or misleading or omitting to record any transaction in our records that could affect our financial statements. Directors are liable for damages and losses caused to us and our subsidiaries for violations of this duty of loyalty. This liability also extends to damages and losses caused as a result of benefits obtained by the director or directors or third parties, as a result of actions of such directors.

Our directors may be subject to criminal penalties of up to 12 years’ imprisonment for certain illegal acts involving willful misconduct that result in losses to us. Such acts include the alteration of financial statements and records.

Liability actions for damages and losses resulting from the violation of the duty of care or the duty of loyalty may be exercised solely for our benefit and may be brought by the company or by shareholders representing 5% or more of the capital stock of the company, and criminal actions may only be brought by the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), after consulting with the CNBV.

As a safe harbor for directors, the Mexican Securities Law provides that the liabilities specified above will not be applicable if (i) the director acted in good faith and complies with applicable law and the bylaws; (ii) facts based upon information are provided by officers or third-party experts, the capacity and credibility of which may not be the subject of reasonable doubt; (iii) the director selects the more adequate alternative in good faith or in a case where the negative effects of such decision may not have been foreseeable; and (iv) actions were taken in compliance with resolutions adopted at the shareholders’ meeting.

In addition to the duty of care and duty of loyalty required by the Mexican Securities Law, our bylaws provide that, from the date on which at least 51% of our capital stock is listed on a stock exchange, a member of the Board of Directors will be liable to us and our shareholders in the following circumstances:

•	negligence resulting in the loss of more than two-thirds of our capital stock and that results in our dissolution;

•	bankruptcy, subject to certain conditions, when the actions taken by the Board of Directors results in a declaration of insolvency (concurso mercantil);

•	breaching any of the duties set forth under our bylaws; and

•	failure to report irregularities in the actions of former members of the Board of Directors.

The members of the Board of Directors are liable to our shareholders only for the loss of net worth suffered as a consequence of disloyal acts carried out in excess of their authority or in violation of our bylaws.

Information to Shareholders

The Mexican General Law on Business Corporations establishes that companies, acting through their boards of directors, must annually present a report at a shareholders’ meeting that includes the following:

•	a report of the directors on the operations of the company during the preceding year, as well as on the policies followed by the directors and on the principal existing projects;

•	a report explaining the principal accounting and information policies and criteria followed in the preparation of the financial information;

•	a statement of the financial condition of the company at the end of the fiscal year;

•	a statement showing the results of operations of the company during the preceding year, as well as changes in the company’s financial condition and capital stock during the preceding year;

•	the notes that are required to complete or clarify the above mentioned information; and

•	the report prepared by the Audit Committee with respect to the accuracy and reasonability of the above mentioned information presented by the Board of Directors.

In addition to the foregoing, our bylaws provide that the Board of Directors should also prepare the information referred to above with respect to any subsidiary that represents at least 20% of our net worth (based on the financial statements most recently available).

Duration

The duration of our corporate existence is indefinite.

Shareholders’ Conflict of Interest

Under Mexican law, any shareholder that has a conflict of interest with respect to any transaction must abstain from voting and from being present and participating in discussions thereon at the relevant shareholders’ meeting. A shareholder that votes on a transaction in which its interest conflicts with ours may be liable for damages in the event the relevant transaction would not have been approved without such shareholder’s vote.

Directors’ Conflict of Interest

Under Mexican law, any director who has a conflict of interest in any transaction must disclose such fact to the other directors and abstain from voting on such transaction. Any director who violates such provision will be liable to us for any resulting damages or losses.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, will register and deliver ADSs. Each ADS represents eight Series B shares deposited with the principal Mexico City office of Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander, as custodian for the depositary. Each ADS also represents any other securities, cash or other property that may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered and principal executive office are located at 1 Chase Manhattan Plaza, Floor 58, New York, New York 10005-1401.

You may hold ADSs either (i) directly (a) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having ADSs registered in your name in the Direct Registration System (as described below), or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are an ADS registered holder. This description assumes you are an ADS registered holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS registered holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by The Depository Trust Company (“DTC”) pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

Because you hold ADSs, we will not treat you as a shareholder. Mexican law governs shareholder rights. The depositary will be the holder of the Series B shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Series B shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Series B shares your ADSs represent.

The depositary will convert any cash dividend or other cash distribution that it receives on the deposited securities into dollars if it can do so on a reasonable basis and can transfer the dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute foreign currency, securities or property or appropriate documents evidencing the right to receive foreign currency, securities or property. The depositary will hold the foreign currency that it cannot convert for the account of the ADS holders who have not been paid but will not be liable for the investment of or any interest on such foreign currency.

Before making a distribution of cash, the depositary will deduct any withholding taxes that must be paid. The depositary will distribute only whole dollars and cents. The depositary will withhold fractional cents without liability and treat such fractional cents in accordance with its then-current practices. If exchange rates fluctuate during a time when the depositary cannot convert foreign currency, you may lose some or all of the value of a cash distribution.

If we distribute Series B shares as a dividend or free distribution, the depositary may distribute additional ADRs representing any Series B shares issued upon such a distribution. The depositary will distribute dollars available to it from the net proceeds of sales of Series B shares received in a share distribution in the same manner as cash.

The depositary will not make rights available to ADS holders in the United States unless the securities to which the rights relate are registered under the Securities Act or an exemption from the registration requirement is available.

The depositary will distribute to you anything that is available to it resulting from any distribution on the deposited securities other than cash, share distributions and rights by any means that the depositary may deem equitable and practicable. If the depositary deems that such a distribution would not be equitable and practicable, the depositary will distribute dollars available to it in the same manner as cash.

We have no obligation to register ADSs, shares, rights or other securities under the Securities Act (other than as already registered under the registration statement under which our Series B shares and ADSs were originally offered publicly). We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions that we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

The depositary will deliver ADSs if you or your broker deposits Series B shares or evidence of rights to receive Series B shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to the persons you request.

You may surrender your ADSs at the depositary’s office. Upon payment of its expenses and of any taxes or charges, the depositary will deliver the Series B shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at such other place as you have requested.

Certificated and Direct Registration ADRs

You may surrender your ADRs to the depositary for the purpose of exchanging your ADRs for Direct Registration ADRs. The depositary will cancel your ADR and will send to the ADS registered holder a statement confirming that the ADS registered holder is the registered holder of Direct Registration ADSs. Alternatively, upon receipt from the depositary of a proper instruction from a registered holder of Direct Registration ADSs requesting the exchange of Direct Registration ADSs for certificated ADSs, the depositary will execute and deliver to the ADS registered holder an ADR evidencing those ADSs.

Voting Rights

As an ADS holder, you are not entitled to exercise any voting rights with respect to the Series B shares or to attend our shareholders’ meetings. You will not have the right to instruct the depositary as to voting rights pertaining to the Series B shares that underlie your ADSs unless we notify the depositary otherwise. If Series B shareholders have voting rights with respect to the Series B shares, the following provisions will apply. As soon as practicable after receipt from the company of notice of any meeting or solicitation of consents or proxies of holders of the deposited securities, the depositary will distribute to you a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each ADS holder on the record date set by the depositary therefor will, subject to any applicable provisions of Mexican law and our bylaws, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADS holder’s ADRs and (iii) the manner in which such instructions may be given or deemed to have been given, including instructions to give a discretionary proxy to a person designated by the company. Upon actual receipt by the ADR department of the depositary of instructions of an ADS holder on such record date in the manner and on or before the time established by the depositary for such purpose, the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADS holder’s ADRs in accordance with such instructions.

The depositary will not itself exercise any voting discretion in respect of any deposited securities. If you have been provided no less than 20 days in which to provide the depositary with voting instructions, to the extent voting instructions are not timely received by the depositary from you or your voting instructions are incomplete, illegible or unclear, you shall be deemed, and the company has instructed the depositary to deem you to have instructed the depositary, to provide the company with a proxy to vote the Series B shares represented by ADSs for which voting instructions were not timely received or were incomplete, illegible or unclear in the same proportion that all other Series B shares are voted on such question at the relevant shareholders’ meeting; provided, however, that no such proxy shall be provided unless and until (i) the company has certified in writing to the depositary that (a) there is no substantial opposition to the issue for which the Series B shares are to be voted on; and (b) the rights of shareholders are not, and will not be, adversely impacted by the matter for which the Series B shares are to be voted on; (ii) at the reasonable request of the depositary, the depositary has been provided with an opinion of external counsel to the company reasonably acceptable to the depositary, in form and substance acceptable to the depositary, to the effect that deeming such ADS holders to have instructed the depositary to provide such proxy to the company is not prohibited under Mexican law, the rules and regulations of any exchange upon which the Series B shares are traded or the constituent documents of the company.

There is no guarantee that you will receive the notice described above with sufficient time to enable you to return any voting instructions to the depositary in a timely manner. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute a notice that provides you with instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). You are strongly encouraged to forward your voting instructions as soon as possible.

Fees and Expenses

Persons depositing or withdrawing ADSs must pay the following fees and expenses:

•	U.S.$ 0.05 or less per ADS for any distribution made pursuant to the deposit agreement;

•	U.S.$ 1.50 per ADR for transfers of ADRs made pursuant to the deposit agreement;

•

an aggregate fee of U.S.$ 0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against you as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing you or by deducting such charge from one or more cash dividends or other cash distributions);

•	stock transfer or other taxes or other governmental charges (which are payable by ADS holders or persons depositing Series B shares);

•

cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or ADS holders delivering Series B shares, ADRs or deposited securities (which are payable by such persons or ADS holders);

•

transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities (which are payable by persons depositing Series B shares or ADS holders withdrawing deposited securities; there are no such fees in respect of the Series B shares as of the date of the deposit agreement);

•	expenses of the depositary in connection with the conversion of foreign currency into dollars; and

•

the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents in connection with the servicing of the Series B shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADS holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADS holders or by deducting such charge from one or more cash dividends or other cash distributions).

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
— Change the nominal or pay value of the deposited securities — Reclassify, split up or consolidate any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

— Distribute securities on the deposited securities that are not distributed to you

— Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The depositary may distribute some or all of the cash, shares or other securities it receives. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

The depositary may, and shall at our written direction, terminate the deposit agreement by mailing notice of such termination to ADS holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary, notice of such termination by the depositary shall not be provided to you unless a successor depositary shall not be have been appointed within 60 days of the date of such resignation, or (ii) been removed as depositary, notice of such termination by the depositary shall not be provided to you unless a successor depositary shall not have been appointed by the 90th day after the company’s notice of removal was first provided to the depositary.

As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities and will thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the ADS holders of ADRs not previously surrendered. After making such sale, the depositary will be discharged from all obligations in respect of the deposit agreement, except to account for such net proceeds and other cash.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	have no obligation to become involved in a lawsuit or other proceeding relating to the ADSs or the deposit agreement unless we receive an indemnity satisfactory to us;

•

are not liable for any action or inaction by us in reliance upon the advice of or information from legal counsel, accountants, any person presenting Series B shares for deposit, any ADS holder or any other person believed by us to be competent to provide such advice or information; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or willful misconduct, and the depositary agrees to indemnify us for losses from its negligence or willful misconduct.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs or permit withdrawal of shares or other property, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Series B shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information that it deems necessary or proper; and

•	compliance with regulations that it may establish, from time to time, consistent with the deposit agreement.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the ADR register or any register for deposited securities is closed, when depositary believes it advisable to do so or when reasonably requested by us in order to enable us to comply with applicable law.

Your Right to Receive the Series B Shares Underlying Your ADSs

You have the right to surrender your ADSs and withdraw the underlying Series B shares at any time, subject only to:

•

temporary delays caused by closing transfer books of the depositary or the issuer of the deposited securities or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes, and similar charges; and

•	compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the Series B shares. This is called a pre-release of the ADS. The depositary may also deliver Series B shares upon surrender of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Series B shares are delivered to the depositary. The depositary may receive ADSs instead of Series B shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

•

before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customers owns the Series B shares or ADSs to be deposited;

•	the pre-release is fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate; and

•	the depositary must be able to close out the pre-release on not more than five business days’ notice.

In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it believes it is appropriate to do so.

TAXATION

The following summary contains a description of the material anticipated U.S. and Mexican federal income tax consequences of the purchase, ownership and disposition of our Series B shares or ADSs by a beneficial holder that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income tax on a net income basis in respect of our Series B shares or ADSs and that is a “non-Mexican holder” (as defined below) (a “U.S. holder”), but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase our Series B shares or ADSs. In particular, the summary deals only with U.S. holders that will hold our Series B shares or ADSs as capital assets and does not address the tax treatment of special classes of U.S. holders such as dealers in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, U.S. holders that own or are treated as owning 10% or more of our outstanding voting shares, tax-exempt organizations, financial institutions, U.S. holders liable for the alternative minimum tax, securities traders who elect to account for their investment in Series B shares or ADSs on a mark-to-market basis and persons holding Series B shares or ADSs in a hedging transaction or as part of a straddle, conversion or other integrated transaction for U.S. federal income tax purposes. In addition, the summary does not address any U.S. or Mexican state or local tax considerations that may be relevant to a U.S. holder, or the Medicare tax on net investment income.

The summary is based upon the federal income tax laws of the United States and Mexico as in effect on the date of this prospectus, including the provisions of the income tax treaty between the United States and Mexico and protocol thereto (the “Tax Treaty”), all of which are subject to change, possibly with retroactive effect in the case of U.S. federal income tax law. Prospective investors in our Series B shares or ADSs should consult their own tax advisors as to the U.S., Mexican or other tax consequences of the purchase, ownership and disposition of the Series B shares or ADSs, including, in particular, the effect of any foreign, state or local tax laws and their entitlement to the benefits, if any, afforded by the Tax Treaty.

For purposes of this summary, the term “non-Mexican holder” shall mean a holder that is not a resident of Mexico and that will not hold the Series B shares or ADSs or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment for tax purposes in Mexico.

For purposes of Mexican taxation, the definition of residency is highly technical, and residency results in several situations. Generally an individual is a resident of Mexico if he or she has established his or her home in Mexico and if his or her center of vital interests (centro de intereses vitales) is located within the territory of Mexico, and a corporation is a resident if it is incorporated under Mexican law or if it maintains the principal administration of its business or the place of its effective management in Mexico. An individual who has a home in Mexico and another country will be considered to be a resident of Mexico if Mexico is the individual’s center of vital interests. An individual’s center of vital interests will be considered Mexico in the following circumstances, among other factors: (i) when more than 50% of such person’s total yearly income originates in Mexico and (ii) when Mexico is the individual’s principal center of professional activities. Additionally, Mexican officers and employees working for the Mexican government but living outside of Mexico will be considered to be Mexican residents even if their center of vital interests is not in Mexico.

In general, for U.S. federal income tax purposes, holders of ADSs will be treated as the beneficial owners of the Series B shares represented by those ADSs.

Taxation of Dividends

Mexican Tax Considerations

Under Mexican Income Tax Law provisions, dividends paid to non-Mexican holders with respect to our Series B shares or ADSs are not subject to any Mexican withholding tax.

U.S. Federal Income Tax Considerations

The gross amount of any distributions paid with respect to the Series B shares or ADSs, to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, generally will be includible in the gross income of a U.S. holder as ordinary income on the date on which the distributions are received by the depositary and will not be eligible for the dividends received deduction allowed to certain corporations under the U.S. Internal Revenue Code of 1986, as amended. To the extent that a distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of basis to the extent thereof, and thereafter as capital gain from the sale of Series B shares or ADSs. Distributions, which will be made in pesos, will be includible in the income of a U.S. holder in a U.S.-dollar amount calculated by reference to the exchange rate in effect on the date they are received by the depositary whether or not they are converted into U.S. dollars. If such distributions are converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the distributions.

Subject to certain exceptions for short-term and hedged positions, the U.S.-dollar amount of dividends received by an individual U.S. holder with respect to the ADSs will be subject to taxation at preferential rates if the dividends are “qualified dividends.” Dividends paid on the Series B shares or ADSs will be treated as qualified dividends if: (i) we are eligible for the benefits of a comprehensive income tax treaty with the United States that has been approved for the purposes of the qualified dividend rules and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the years in which the dividend is paid, a passive foreign investment company (“PFIC”). The income tax treaty between the United States and Mexico has been approved for the purposes of the qualified dividend rules. Based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2011 and 2012 taxable years. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2013 taxable year.

Taxation of Dispositions of Shares or ADSs

Mexican Tax Considerations

Gain on the sale or other disposition of ADSs by a non-Mexican holder will not be subject to any Mexican tax if the transaction is carried out on a stock exchange or securities market approved by the Ministry of Finance and Public Credit. Deposits and withdrawals of our Series B shares in exchange for ADSs will not give rise to Mexican tax or transfer duties.

Gain on the sale of our Series B shares by a non-Mexican holder will not be subject to any Mexican tax if the transaction is carried out through the Mexican Stock Exchange or other securities markets approved by the Ministry of Finance and Public Credit, provided certain requirements set forth by the Mexican Income Tax Law are complied with. Sales or other dispositions of Series B shares made in other circumstances generally would be subject to Mexican tax, except to the extent that a holder is eligible for benefits under an income tax treaty to which Mexico is a party. Under the Tax Treaty, a holder that is eligible to claim the benefits of the Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of the Series B shares in a transaction that is not carried out through the Mexican Stock Exchange or such other approved securities markets, so long as the holder did not own, directly or indirectly, 25% or more of our capital stock (including ADSs) within the 12-month period preceding such sale or other disposition.

Gains from the sale or other transfer or disposition of ADSs or Series B shares by a non-Mexican holder in other circumstances will be subject to a 25% income tax rate in Mexico, which is applicable to the gross proceeds realized from the sale. Should the buyer in any such transaction be a Mexican resident for tax purposes, or a non-resident with a permanent establishment for tax purposes in Mexico, the applicable tax would be withheld by such Mexican resident from the acquisition price. Alternatively, a non-Mexican holder may, subject to certain requirements, elect to pay taxes on the gains realized from the sale of ADSs or Series B shares on a net basis at a rate of 30%.

U.S. Federal Income Tax Considerations

Upon the sale or other disposition of the Series B shares or ADSs, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. holder’s tax basis in the Series B shares or ADSs. Gain or loss recognized by a U.S. holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Series B shares or ADSs have been held for more than one year. Long-term capital gain recognized by a U.S. holder that is an individual is subject to lower rates of federal income taxation than ordinary income or short-term capital gain. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes. Deposits and withdrawals of Series B shares by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

Gain, if any, realized by a U.S. holder on the sale or other disposition of the Series B shares or ADSs generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a Mexican withholding tax is imposed on the sale or disposition of the Series B shares, a U.S. holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Mexican taxes. U.S. holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, Series B shares.

Other Mexican Taxes

There are no Mexican inheritance, gift, succession or value added taxes applicable to the ownership, transfer or disposition of the Series B shares or ADSs by non-Mexican holders; provided, however, that gratuitous transfers of the Series B shares or ADSs may in certain circumstances cause a Mexican federal tax to be imposed upon the recipient. There are no Mexican stamp, issue, registration or similar taxes or duties payable by non-Mexican holders of the Series B shares or ADSs.

U.S. Backup Withholding Tax and Information Reporting Requirements

In general, information reporting requirements will apply to payments by a paying agent within the United States to a non-corporate (or other non-exempt) U.S. holder of dividends in respect of the Series B shares or ADSs or the proceeds received on the sale or other disposition of the Series B shares or ADSs, and a backup withholding tax may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number to the paying agent. Amounts withheld as backup withholding tax will be creditable against the U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

The selling shareholder may sell or distribute securities in any of the following ways: (i) through underwriters, agents or dealers; (ii) directly to one or a limited number of institutional purchasers; (iii) through agents; (iv) in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise; (v) in block trades; (vi) through a combination of any of the above; or (vii) any other method permitted pursuant to applicable law. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, information regarding the selling shareholder, the purchase price of such securities and the net proceeds to the selling shareholder from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

In compliance with certain guidelines of the Financial Industry Regulatory Authority (“FINRA”) with respect to shelf registration statements, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement.

If underwriters are used in the sale or distribution, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The selling shareholder may offer the securities to the public either through underwriting syndicates of investment banking firms represented by one or more managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling shareholder may sell or distribute securities either directly to one or more institutional purchasers, or through agents designated by the selling shareholder from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by the selling shareholder to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, the selling shareholder will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from the selling shareholder at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases the selling shareholder must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents, dealers and underwriters may be entitled under agreements entered into with us and/or the selling shareholder, to indemnification by us and/or the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof.

Agents, dealers and underwriters may engage in transactions with us and/or the selling shareholder or perform services for us and/or the selling shareholder in the ordinary course of business.

No securities will be publicly offered or traded in Mexico or otherwise be subject to brokerage activities in Mexico, except as permitted under Mexican law and specified in a supplement to this prospectus.

The selling shareholder also may resell all or a portion of its securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that such resale meets the criteria and conforms to the requirements of Rule 144.

EXPENSES

The following table sets forth the estimated expenses to be incurred by the registrant in connection with the filing of this registration statement. All amounts set forth below are estimates other than the SEC registration fee. All of our expenses related to this offering will be borne by the selling shareholder.

SEC registration fee	U.S.$	53,878
Legal fees and expenses		480,000
Accounting fees and expenses		100,000
Miscellaneous		180,000

Total	U.S.$	813,878

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Ritch Mueller, S.C., our special Mexican counsel, will provide an opinion regarding the validity of the Series B shares under Mexican law.

EXPERTS

Our consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years ended December 31, 2010, 2011 and 2012 incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended December 31, 2012, filed on April 29, 2013, have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu Limited), an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (i) express an unqualified opinion on our consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years ended December 31, 2010, 2011 and 2012 and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting as of December 31, 2012).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

In accordance with the provisions of the Mexican Securities Law, (i) the responsibility to indemnify for the damages and losses caused to the company due to any lack of diligence of the members of the Board of Directors, or its Secretary or Alternate Secretary, regarding any actions or decisions of the Board of Directors or any failure of the Board of Directors to act or make a decision because the Board of Directors could not legally meet, and in general for any lack of diligence, may be limited pursuant to our bylaws and shall not, individually or in the aggregate, exceed the amount equivalent to the total of net fees received by such individuals from the company during the prior twelve months or (ii) any lack of loyalty as set forth in Articles 34, 35 and 36 of the Mexican Securities Law shall not be limited in any way pursuant to our bylaws or other shareholder resolutions; provided that, in each case under (i) and (ii) above, any directors involved in adopting such decisions or that caused the Board of Directors not be able to legally meet, will be jointly and severally liable for the relevant indemnification obligations. Notwithstanding the foregoing, the limitation on the indemnification amount as set forth in this paragraph shall not be applicable in the event of fraud, willful misconduct, or illegal acts under the Mexican Securities Law and other laws.

As a safe harbor for directors, the Mexican Securities Law provides that the liabilities specified above will not be applicable if (i) the director acted in good faith and complies with applicable law and the bylaws; (ii) facts based upon information are provided by officers or third-party experts, the capacity and credibility of which may not be the subject of reasonable doubt; (iii) the director selects the more adequate alternative in good faith or in a case where the negative effects of such decision may not have been foreseeable; and (iv) actions were taken in compliance with resolutions adopted at the shareholders’ meeting.

The company, in any case, is required to indemnify and hold the relevant officers, members of the Board of Directors and the Secretary and Alternate Secretary harmless from any liability that they may incur with respect to third parties in the performance of their duties, which shall include the indemnity amount to be paid for the damages caused by their acts to third parties, except in cases of fraud, willful misconduct, or illegal acts under the Mexican Securities Law and other laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or person controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9.	Exhibits.

1.1	Form of Underwriting Agreement*

3(ii).1	An English translation of our Amended and Restated Bylaws (Estatutos Sociales) (incorporated by reference to our annual report on Form 20-F for the year ended December 31, 2007, filed on June 11, 2008)

4.1	Deposit Agreement among GACN, JPMorgan Chase Bank, N.A., and all registered holders from time to time of any American Depositary Receipts, including the form of American Depositary Receipt (incorporated by reference to our Form F-6 (File No. 333-185511) filed on December 14, 2012) (effective as of December 27, 2012)

4.2	Reference is made to Exhibit 3.1

5.1	Opinion of Ritch Mueller, S.C., as to the validity of the Series B shares

23.1	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., Member of Deloitte Touche Tohmatsu Limited

23.2	Consent of Ritch Mueller, S.C. (included in the opinion filed as Exhibit 5.1)

24.1	Powers of attorney (included in the signature page of this registration statement)

*	To be filed by amendment or incorporated by reference from a subsequently furnished Form 6-K.

Item 10.	Undertakings

*(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to this registration statements, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

*(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

* Paragraph references correspond to those of Item 512 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Pedro Garza García, State of Nuevo León, Mexico, on May 15, 2013.

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

By:	/s/ José Luis Guerrero Cortés
Name:	José Luis Guerrero Cortés
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Porfirio González Álvarez, and José Luis Guerrero Cortés, severally and individually, and each of them (with full power to each of them to act alone) his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 15, 2013 in the capacities indicated.

Signature	Title

/s/ Porfirio González Álvarez	Chief Executive Officer (Principal Executive Officer)
Porfirio González Álvarez

/s/ José Luis Guerrero Cortés	Chief Financial Officer (Principal Financial Officer)
José Luis Guerrero Cortés

/s/ Jesús Andrés Villagómez Alba	Accounting Manager (Principal Accounting Officer)
Jesús Andrés Villagómez Alba

Signature	Title

/s/ Diego Quintana Kawage	Chairman and Director
Diego Quintana Kawage

/s/ Alonso Quintana Kawage	Director
Alonso Quintana Kawage

/s/ Jacques Follain	Director
Jacques Follain

/s/ José Luis Guerrero Álvarez	Director
José Luis Guerrero Álvarez

Director
Luis Fernando Zárate Rocha

/s/ Sergio Fernando Montaño León	Director
Sergio Fernando Montaño León

/s/ Elsa Beatriz García Bojorges	Independent Director
Elsa Beatriz García Bojorges

/s/ Alberto Felipe Mulás Alonso	Independent Director
Alberto Felipe Mulás Alonso

/s/ Luis Guillermo Zazueta Domínguez	Independent Director
Luis Guillermo Zazueta Domínguez

/s/ Ricardo Gutiérrez Muñoz	Independent Director
Ricardo Gutiérrez Muñoz

/s/ Carlos Guzmán Bofill	Independent Director
Carlos Guzmán Bofill

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., has signed this registration statement or amendment thereto, as the case may be, in the City of Newark, State of Delaware, on May 15, 2013.

/s/ Donald J. Puglisi	Authorized Representative in the United States
Donald J. Puglisi
Puglisi & Associates